UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2018

Jefferies Financial Group Inc.

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Election of Directors.

On November 26, 2018, our Board of Directors added Barry J. Alperin, MaryAnne Gilmartin and Jacob M. Katz to our current slate of Directors. Committee assignments have not yet been finalized.

All three new Board members are currently serving as members of the Board of Directors of our wholly-owned subsidiary Jefferies Group LLC. In addition, Mr. Katz serves as a director of our wholly-owned subsidiary Jefferies International Ltd. In such capacities, including Board committee assignments, Mr. Alperin was paid $210,000, Ms. Gilmartin was paid $200,000 and Mr. Katz was paid $331,667 during the prior 12 months.

Barry J. Alperin has been a director of Jefferies Group since December 2013. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. Mr. Alperin currently serves as a director of Henry Schein, Inc. since 1996, is a director of Fiesta Restaurant Group since July 2012 and is a director of a privately held marine construction corporation, Weeks Marine, Inc. He serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chairman of the Audit Committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

Ms. Gilmartin has been a director of Jefferies Group since March 2014. Ms. Gilmartin is Co-Founder and Chief Executive Officer of L&L MAG, a New York-based real estate development firm. Previously, she was the Chief Executive Officer and President of Forest City Ratner Companies, LLC, a subsidiary of Forest City Realty Trust, Inc (formerly, Forest City Enterprises, Inc.) from April 17, 2013 until January 2018. Ms. Gilmartin served as an Executive Vice President of Commercial Development and Leasing of Forest City Ratner Companies, LLC until April 17, 2013 and co-managed the Commercial Development division. During her tenure, she led the efforts to build Barclays Center, the state-of-the-art sports and entertainment venue and the centerpiece of the $4.9 billion, 22-acre mixed-use Pacific Park Brooklyn development. MaryAnne oversaw the development of The New York Times Building; New York by Gehry; and the Tata Innovation Center at Cornell Tech. Additionally, Ms. Gilmartin directed the leasing of Forest City Ratner’s five million square foot commercial portfolio at MetroTech Center in Brooklyn, New York. Prior to joining Forest City Ratner Companies, Ms. Gilmartin served as Managing Director for Consulting Services at Grubb & Ellis Companies, advising corporations and developers on real estate and relocation needs. Previously, she served as Assistant Vice President for Commercial Development at the New York City Economic Development Corporation (EDC) during the Koch and Dinkins administrations. While with the EDC, she managed New York City’s multi-million dollar corporate retention program, which played a key role in retaining companies considering relocation from New York City, including Bear Stearns, Morgan Stanley and Chase Manhattan Bank. Ms. Gilmartin began her real estate development career as a New York City Urban Fellow in 1986 at the Public Development Corporation. She serves as Vice Chair of New York Public Radio, Inc. and a member of the Executive Committee of the Brooklyn Academy of Music Inc. In addition, she serves as a Member of the Executive Committee and Board of Governors of the Real Estate Board of New York, Chair Emeritus of the Downtown Brooklyn Partnership and as a Member of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University.

Mr. Katz has been a director of Jefferies Group since September 2016 and a director of Jefferies International Ltd. since November 2017. Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time. He currently serves on the board of Herc Holdings Inc., a New York Stock Exchange listed company. He is an advisor to private companies and has served on the boards of various not for profit organizations. Mr. Katz is a member of the Economics Club of New York and The National Association of Corporate Directors. Mr. Katz also served for a number of years on the Global Public Policy Committee (GPPC) - Bank Working Group, the global forum of representatives from the six largest international accounting networks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Financial Group Inc.

Date: November 30, 2018	/s/ Roland T. Kelly
Roland T. Kelly
Associate General Counsel